Exhibit 99.1
FOR IMMEDIATE RELEASE
1:00 p.m. PDT
08.13.2007
Trubion Pharmaceuticals, Inc. Reports Second Quarter and First Half 2007 Financial Results
SEATTLE, August 13, 2007 — Trubion Pharmaceuticals, Inc. (Nasdaq: TRBN), a biopharmaceutical company developing treatments for autoimmune disease and cancer, today announced financial results for its second quarter and six months ended June 30, 2007.
Second Quarter and Six Months 2007 Financial Results
Revenue for the second quarter and six months ended June 30, 2007 was $5.0 million and $9.8 million respectively, compared to $7.8 million and $13.6 million respectively in 2006. Revenue in the second quarter and first half of 2007 was earned through Trubion’s strategic collaboration with Wyeth and consisted of collaborative research funding and amortization of an upfront fee of $40 million received in January 2006. The decrease in revenue is a result of a reduction in reimbursement revenue from Wyeth following the successful transfer of manufacturing responsibilities for Trubion’s TRU-015 program from Trubion’s former contract manufacturer to Wyeth.
Total operating expenses for the second quarter and six months ended June 30, 2007 were $13.5 million and $24.4 million respectively, compared to $10.4 million and $19 million respectively in 2006. The increased operating expenses in the second quarter and first half of 2007 were primarily due to increased clinical trial costs for Trubion’s lead product candidate, TRU-015 for rheumatoid arthritis, increased personnel-related expenses, and increased expenses for lab supplies to support the company’s research activities. Operating expenses for the second quarter and first half of 2007 also included non-cash stock-based compensation of $903,000 and $1.7 million, respectively.
Net loss for the second quarter and six months ended June 30, 2007 was $7.5 million, or $0.42 per diluted common share, and $12.5 million, or $0.71 per diluted common share respectively, compared to a net loss of $2.1 million, or $1.55 per diluted common share, and $4.5 million, or $3.34 per diluted common share respectively in 2006.
Trubion had $90.3 million in cash, cash equivalents, and investments as of June 30, 2007, compared to $98.4 million as of March 31, 2007.
“We are pleased with our progress in the second quarter,” said Peter Thompson, M.D., FACP, Trubion’s president, chief executive officer, and chairman. “In the second quarter, we continued to advance the development of multiple product candidates, including an investigational new drug application filing for TRU-015 for systemic lupus erythematosus, ongoing clinical planning for TRU-015 for non-Hodgkin’s lymphoma, and preparation for the filing of an investigational new drug application for our proprietary product candidate, TRU-016 for B-cell malignancies.”
2007 Financial Guidance
The company has not revised its 2007 guidance and has reiterated the estimates provided on May 14, 2007 in its first quarter 2007 earnings press release. That guidance included:
•	Trubion anticipates 2007 revenues to be in the range of $20 million to $25 million generated from fees, milestones, and reimbursements earned through the company’s Wyeth collaboration.

•	Total operating expenses are expected to be approximately $55 million to $60 million for 2007. The planned increase in 2007 operating expenses is primarily attributable to clinical trial expenses associated with

Trubion’s lead product candidate, TRU-015, manufacturing costs associated with its TRU-016 product candidate, and increased personnel-related expense.

•	Operating cash requirements in 2007 are expected to be approximately $28 million to $32 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its second quarter 2007 financial results. The call will be held today at 2 p.m. Pacific Time; 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com/events.cfm, or by calling 1-800-361-0912 or 1-913-981-5559. A replay of the discussion will be available beginning later today from Trubion’s website or by calling 1-888-203-1112 or 1-719-457-0820, and entering 4636344. The telephone replay will be available through August 17, 2007.

About Trubion
Trubion is a biopharmaceutical company creating a pipeline of product candidates to treat autoimmune disease and cancer. The company’s product candidates are novel proteins known as single-chain polypeptides and are designed using its SMIP™ custom drug assembly technology. In less than 24 months the Company designed, developed and submitted to the FDA an Investigational New Drug application for, its lead product candidate, TRU-015, which has completed a Phase IIb clinical trial for the treatment of rheumatoid arthritis. In December 2005, the company entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of certain therapeutics, including TRU-015. In addition, Trubion’s TRU-016 program targets CD37, an antigen present on B cells, for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Subject to satisfactory completion of preclinical testing of TRU-016, the company expects to file an IND for TRU-016 in the second half of 2007. Trubion currently retains all development and commercialization rights for the TRU-016 program. For additional information visit www.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s ability to successfully conduct clinical trials for TRU-015 and other SMIP™ product candidates, the uncertainty of the FDA approval process and other regulatory requirements, the therapeutic and commercial value of Trubion’s drug candidates, the company’s Wyeth collaboration, including its ability to receive milestone payments from Wyeth, and risks associated with defending and enforcing any patent claims or other intellectual property rights; and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2007, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
206-838-0500
— Financial Tables Follow —

TRUBION PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue	$4,980	$7,818	$9,815	$13,636

Operating expenses:
Research and development	10,733	8,124	19,324	13,881
General and administrative	2,719	2,238	5,074	5,069

Total operating expenses	13,452	10,362	24,398	18,950

Loss from operations	(8,472)	(2,544)	(14,583)	(5,314)
Interest income	1,205	468	2,462	970
Interest expense	(188)	(54)	(353)	(114)
Other expense	—	(2)	—	(61)

Net loss	$(7,455)	$(2,132)	$(12,474)	$(4,519)

Basic and diluted net loss per share	$(0.42)	$(1.55)	$(0.71)	$(3.34)

Shares used in computation of basic and diluted net loss per share	17,635	1,377	17,601	1,352

	June 30,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$46,287	$56,414
Investments	44,000	49,387
Total assets	105,618	121,394
Deferred revenue	27,778	31,778
Total stockholders’ equity	62,016	72,654